AGREEMENT AND PLAN OF MERGER
 By and Among
Orthogonal Thinker, Inc. and
Ei.Ventures, Inc.

Dated as of February 13, 2026




AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this "Agreement"), is entered into as of February 13, 2025, by and among Ei.Ventures, Inc., a Delaware corporation (the "Company") and Orthogonal Thinker, Inc., a Delaware corporation ("Buyer") (each a "party" and together the "parties"). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.
RECITALS
      WHEREAS, the Company and the Buyer are both under common control, as the Buyer owns a majority of the voting securities or other controlling interests of the Company;
WHEREAS, those shareholders of Company that are not the Buyer or an affiliate of the Buyer are herein called "Minority
Shareholders";
      WHEREAS, the parties intend that the Company be merged with and into the Buyer, with the Buyer surviving that merger on the terms and subject to the conditions set forth herein
("Merger");
      WHEREAS, the Board of Directors of the Company (the "Company
Board") has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company's common stock, par value $0.0001  per share (the "Company Common
Stock"), and declared it advisable to enter into this Agreement with
Buyer; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General
Corporation Law (the "DGCL");
      WHEREAS, the Board of Directors of Buyer (the "Buyer Board") has unanimously: (a) determined that it is in the best interests of Buyer and its stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions
contemplated hereby, including the Merger; in each case, in accordance with the DGCL;
      WHEREAS, the Buyer Board has resolved to recommend that the holders of shares of Buyer's common stock, par value $0.0001 per share, approve the issuance of non-voting shares of such stock (the
"Buyer Common Stock") in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the "Buyer
Stock Issuance");
      WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code;
and
      WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.
      NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I THE MERGER
      Section 1.01 The Merger. On the terms and subject to the
conditions set forth in this Agreement, and in accordance with the
DGCL, at the Effective Time: (a) the Company will merge with and into the Buyer (the "Merger"); (b) the separate corporate existence of the Company will cease; and (c) the Buyer will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation").
      Section 1.02 Closing. Upon the terms and subject to the
conditions set forth herein, the closing of the Merger (the "Closing")
will take place as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of the last to be satisfied or waived of the conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the "Closing Date."
      Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Buyer will cause a certificate of merger (the "Certificate of
Merger") to be executed, acknowledged, and filed with the Secretary of
State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of
State of the State of Delaware or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the
Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").
      Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Buyer shall vest in the Surviving
Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.
      Section 1.05 Certificate of Incorporation; By-Laws. At the
Effective Time: (a) the certificate of incorporation of the Buyer shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.02(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of
Buyer as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.
      Section 1.06 Directors and Officers. The directors and officers of Buyer, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
      Section 2.01 Effect of the Merger on Capital Stock. At the
Effective Time, as a result of the Merger and without any action on the part of Buyer or the Company or the holder of any capital stock of
Buyer or the Company:
      (a)	Cancellation of Certain Company Common Stock. Each
share of Company Common Stock that is owned by Buyer or the
Company (as treasury stock or otherwise), any of their respective direct or indirect wholly owned Subsidiaries and Affiliates, the natural person David Nikzad, or the natural person Jason Hobson as of immediately prior to the Effective Time (the "Cancelled
Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in
exchange therefor.
      (b)	Conversion of Company Common Stock. Each share of
Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be
converted into the right to receive: (i) 0.148465 shares of
Buyer Common Stock (the "Exchange Ratio"), provided that if the
Minority Shareholders would collectively receive equity amounting to more than a 9.9% ownership share of Buyer, the Exchange Ratio shall be the number that would cause the Minority Shareholders to receive a 9.9% ownership share of Buyer  (the "Merger
Consideration"); (ii) any cash in lieu of fractional shares of
Buyer Common Stock payable pursuant to Section 2.01(e); and (iii)
any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company
Common Stock in accordance with Section 2.02(f).
      (c)	Cancellation of Shares. At the Effective Time, all
shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.01(a), each holder of: (i) a certificate formerly representing any shares of
Company Common Stock (each, a "Certificate"); or (ii) any book-
entry shares which immediately prior to the
Effective Time represented shares of Company Common Stock (each, a "Book-Entry Share") will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, (B) any cash in lieu of fractional shares of Buyer Common Stock payable pursuant to
Section 2.01(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section
2.02(f).
      (d)	Status of Buyer Capital Stock. The capital stock of
Buyer remains outstanding.
      (e)	Fractional Shares. No certificates or scrip
representing fractional shares of Buyer Common Stock shall be issued upon the conversion of Company Common Stock pursuant to
Section 2.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Buyer Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company
Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer
Common Stock (after taking into account all shares of Company
Common Stock exchanged by such holder) shall in lieu thereof receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the most recent fair market value adopted by the Board of
Directors of Buyer within 30 days of Closing.
Section 2.02 Exchange Procedures.
      (a)	Exchange Agent; Exchange Fund. Prior to the Effective
Time, Buyer shall appoint Buyer?s Secretary (the "Exchange
Agent") to act as the agent for the payment of the Merger
Consideration for the Book-Entry Shares. The Exchange Agent shall ensure that ledger entries are properly made to reflect the
exchange of book-entry shares. At or promptly after the Effective
Time, Buyer shall ensure that the Exchange Agent has the
authority to issue cash payments in lieu of fractional shares pursuant to Section 2.01(e). In addition, Buyer shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Common
Shares may be entitled pursuant to Section 2.02(f) for
distributions or dividends, on the Buyer Common Stock to which they are entitled to pursuant to Section 2.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Shares in exchange for such Buyer
Common Stock. Such cash and the shares of Buyer Common Stock to be recorded in book-entry form, together with any dividends or other distributions to be paid out, are referred to collectively in this Agreement as the "Exchange Fund."
      (b)	Procedures for Surrender; No Interest. Promptly after
the Effective Time, Buyer shall send, or shall cause the Exchange
Agent to send, to each record holder of shares of Company Common
Stock at the Effective Time, whose Company Common Stock was
converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter disclosing the record holder?s new holdings following the conversion. Each holder of shares of
Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the
Merger Consideration into which such shares of Company Common
Stock have been converted pursuant to Section 2.01(b) in respect of the Company Common Stock represented by a Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(e), and any dividends or other distributions pursuant to Section 2.02(f) immediately upon the conversion of the Company Common Stock. No interest shall be paid or accrued upon the surrender or transfer of any
Book-Entry Share. Upon payment of the Merger Consideration
pursuant to the provisions of this ARTICLE II, each Book-Entry
Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.
      (c)	Payments to Non-Registered Holders. If any portion of
the Merger Consideration is to be paid to a Person other than the
Person in whose name the transferred Book-Entry Share is
registered, it shall be a condition to such payment that: (i)
such Book-Entry Share shall be properly transferred; and (ii) the
Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Book-Entry
Share or establish to the reasonable satisfaction of the Exchange
Agent that such Tax has been paid or is not payable.
      (d)	Full Satisfaction. All Merger Consideration paid upon
the conversion of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock
formerly represented by such Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock
transfer books of the Surviving Corporation. If, after the
Effective Time, Book Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE II.
      (e)	Termination of Exchange Fund. Any portion of the
Exchange Fund that remains unclaimed by the holders of shares of
Company Common Stock six months after the Effective Time shall remain with Buyer, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in
accordance with this Section 2.02 prior to that time shall
thereafter look only to Buyer (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Buyer shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the
Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become
property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Buyer free and clear of any claims or interest of any Person previously entitled
thereto.
      (f)	Distributions with Respect to Unsurrendered Shares of
Company Common Stock. All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and
outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Buyer in respect of the Buyer
Common Stock, the record date for which is after the Effective
Time, that declaration shall include dividends or other
distributions in respect of all shares issuable pursuant to this
Agreement. No dividends or other distributions in respect of the
Buyer Common Stock shall be paid to any holder of any
unsurrendered Company Common Share until the Book-Entry Share
(or affidavit of loss in lieu of a Certificate as provided in
Section 2.05) is surrendered for exchange in accordance with this
Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Buyer Common Stock issued in
exchange for Company Common Shares in accordance with this
Section 2.02, without interest: (i) at the time of such
surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other
distributions payable with respect to such whole shares of Buyer
Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
      Section 2.03 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the
outstanding shares of capital stock of the Company or the Buyer Common
Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Buyer as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Buyer or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
      Section 2.04 Withholding Rights. Each of the Exchange Agent,
Buyer, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Buyer, or the Surviving Corporation, as the
case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the
Exchange Agent, Buyer, or the Surviving Corporation, as the case may be, made such deduction and withholding.
      Section 2.05 Lost Certificates. Notwithstanding the requirements of Section 2.02, if any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Buyer, the posting by such Person of a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the
Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.
      Section 2.06 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. If the Merger is found not to qualify under Section 368(a) of the Code, it is intended that the Merger qualify for tax-free treatment under
Section 351 of the Code.
Section 2.07 Appraisal Rights.
      (a)	Acknowledgment of Appraisal Rights. The Company
acknowledges that, pursuant to Section 262 of the DGCL, holders of shares of the Company?s common stock who do not vote in favor of the adoption of this Agreement and who comply with the
requirements of DGCL ?262 shall be entitled to appraisal rights with respect to their shares in connection with the Merger, as set forth in DGCL ?262. The Company shall provide prompt notice to its stockholders of their appraisal rights in accordance with
DGCL ?262, including by including such information in the proxy statement or information statement delivered to stockholders in connection with the Merger.
      (b)	Minority Shareholder Support and Lock-Up. As a
condition to the obligations of the Parties under this Agreement, certain minority shareholders of the Company (the "Specified
Minority Shareholders"), as identified in the Company?s
Disclosure Letter, shall enter into a Voting and Support
Agreement (the "Support Agreement") with Buyer concurrently with the execution of this Agreement. Pursuant to the Support
Agreement, each Specified Minority Shareholder shall agree,
subject to the terms and conditions therein, to:
      (i)	vote all of their shares of the Company?s common
stock (the "Subject Shares") in favor of the adoption of
this Agreement and the approval of the Merger at any meeting of the Company?s stockholders (or in any action by written
consent) called for such purpose; and
      (ii)	to the extent permitted by applicable law,
irrevocably waive and forbear from exercising any appraisal
rights under DGCL ?262 with respect to the Subject Shares in connection with the Merger, including by refraining from
demanding appraisal or participating in any appraisal
proceeding related to the Merger.
      (c)	Enforcement of Support Agreement. The Company shall use
commercially reasonable efforts to ensure that the Specified
Minority Shareholders comply with their obligations under the
Support Agreement. The Support Agreement shall remain in full force and effect until the earlier of (i) the Effective Time, or
(ii) the termination of this Agreement in accordance with its terms.
      (d)	Limitations. Notwithstanding anything to the contrary
in this Section 2.07, no provision herein or in the Support
Agreement shall be deemed to waive or restrict any rights of the
Specified Minority Shareholders that cannot be waived under
applicable law, including DGCL ?262, or to impose any obligation on such shareholders that would be deemed coercive or otherwise unenforceable under Delaware law.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except: (a) as disclosed in the Company SEC Documents that are publicly available and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions "Risk Factors," "Forward-Looking
Statements," and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward looking in nature); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter, the Company hereby represents and warrants to Buyer as follows:
      Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.
      (a)	Organization; Standing and Power. The Company and each
of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing"
is applicable in such jurisdiction) under the Laws of its
jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as
applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted.
      (b)	Charter Documents. Neither the Company nor any of its
Subsidiaries is in violation of any of the provisions of its
Certificate of Incorporation and By-Laws.
Section 3.02 Capital Structure.
      (a)	Capital Stock. The authorized capital stock of the
Company consists of such number of shares of Company Common Stock as are stated in the Company?s Disclosure Letter. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the
Company owns any shares of Company Common Stock.
      (b)	Stock Awards.
      (i)	As of the date of this Agreement, no shares of
Company Common Stock were reserved for issuance pursuant to
any Company Equity Awards not yet granted.
      (ii)	There are no outstanding Contracts requiring the
Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company
Subsidiary Securities. Neither the Company nor any of its
Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.
      (c)	Voting Debt. No bonds, debentures, notes, or other
indebtedness issued by the Company or any of its Subsidiaries:
(i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for,
securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively,
"Voting Debt").
      (d)	Company Subsidiary Securities. As of the date hereof,
there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting
Debt, capital stock, voting securities, or other ownership
interests in any Subsidiary of the Company; (ii) options,
warrants, or other agreements or commitments to acquire from the
Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any
Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares,
profit participation rights, contingent value rights, "phantom"
stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company
(the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as "Company
Subsidiary Securities").
      Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval.
      (a)	Authority. The Company has all requisite corporate
power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions
contemplated by this Agreement, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the "Requisite
Company Vote"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the
transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are
necessary to authorize the execution and delivery of this
Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The
Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Buyer, constitutes the legal, valid, and binding obligation of the
Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by
bankruptcy, insolvency, moratorium, and other similar Laws
affecting creditors' rights generally and by general principles of equity.
      (b)	Non-Contravention. The execution, delivery, and
performance of this Agreement by the Company, and the
consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i)
subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the
Charter Documents of the Company or any of its Subsidiaries; (ii)
assuming that all Consents contemplated by clauses (i) through
(v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, subject to obtaining the
Requisite Company Vote, conflict with or violate any Law
applicable to the Company, any of its Subsidiaries, or any of
their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the
Company's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment,
acceleration, or cancellation, or require any Consent under, any
Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations,
terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain or make any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      (c)	Governmental Consents. No consent, approval, license,
permission, order, or authorization of, or registration,
declaration, or filing with, or notice to (any of the foregoing, a "Consent"), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental
authority (a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the
consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the
Certificate of Merger with the Secretary of State of the State of
Delaware; (ii) the filing with the Securities and
Exchange Commission ("SEC") of Form 1-U and Form 1-Z; and (iii)
such other Consents which if not obtained or made would not
reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      (d)	Board Approval. The Company Board, by resolutions duly
adopted by a unanimous action taken without a meeting, and not subsequently rescinded or modified in any way, has: (i)
determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best
interests of, the Company and the Company's stockholders; (ii)
approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the
consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the
conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company's stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to
recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the
"Company Board Recommendation").
Section 3.04 Taxes.
      (a)	Tax Returns and Payment of Taxes. The Company and each
of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax
Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material
Taxes due and owing by the Company or any of its Subsidiaries
(whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an
adequate provision for such Taxes in the Company's financial statements included in the Company SEC Documents (in accordance with GAAP). The Company's most recent financial statements
included in the Company SEC Documents reflect an adequate reserve
(in accordance with GAAP) for all material Taxes payable by the
Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has
incurred any material Liability for Taxes since the date of the
Company's most recent financial statements included in the
Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.
      (b)	Availability of Tax Returns. The Company has made
available to Buyer complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material
Tax Returns filed by or on behalf of the Company or its
Subsidiaries for any Tax period requested by Buyer.
      (c)	Withholding. The Company and each of its Subsidiaries
have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, stockholder, or other party
(including, without limitation, withholding of Taxes pursuant to
Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.
      (d)	Liens. There are no Liens for material Taxes upon the
assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the
Company's most recent financial statements included in the
Company SEC Documents.
      (e)	Tax Deficiencies and Audits. No deficiency for any
material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the
Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other
administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its
Subsidiaries.
      (f)	Tax Jurisdictions. No claim has ever been made in
writing by any taxing authority in a jurisdiction where the
Company and its Subsidiaries do not file Tax Returns that the
Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.
      (g)	Tax Rulings. Neither the Company nor any of its
Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
      (h)	Change in Accounting Method. Neither Company nor any of
its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.
      (i)	Post-Closing Tax Items. The Company and its
Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from,
taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) "closing
agreement" as described in Section 7121 of the Code (or any
corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii)
installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) income under Section 965(a) of the
Code, including as a result of any election under Section 965(h)
of the Code with respect thereto.
      (j)	Ownership Changes. Without regard to this Agreement,
neither the Company nor any of its Subsidiaries has undergone an
"ownership change" within the meaning of Section 382 of the Code.
      (k)	Section 355. Neither Company nor any of its
Subsidiaries has been a "distributing corporation" or a
"controlled corporation" in connection with a distribution
described in Section 355 of the Code.
      (l)	Reportable Transactions. Neither Company nor any of its
Subsidiaries has been a party to, or a material advisor with respect to, a "reportable transaction" within the meaning of
Section 6707A(c)(1) of the Code and Treasury Regulations Section
1.60114(b).
      (m)	Intended Tax Treatment. Neither the Company nor any of
its Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or
circumstance, that is reasonably likely to prevent or impede the
Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
      Section 3.05 Employment Matters. The Company has no employees, no stock compensation plan, has issued no restricted stock units or options, and has no accrued compensation.
      Section 3.06 Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the
Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $1,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision,
injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent ("Order"), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      Section 3.07 Brokers' and Finders' Fees. Neither the Company nor
any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this
Agreement.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Company as follows:
      Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.
      (a)	Organization; Standing and Power. Each of Buyer and its
Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing" is applicable in such jurisdiction) under the Laws of its
jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as
applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted.
      (b)	Charter Documents. The copies of the Certificate of
Incorporation and ByLaws of Buyer are true and correct. Buyer is not in violation of any of the provisions of its Charter
Documents.
      (c)	Subsidiaries. All of the outstanding shares of capital
stock of, or other equity or voting interests in, each Subsidiary of Buyer have been validly issued and are owned by Buyer,
directly or indirectly, free of pre-emptive rights, are fully paid and nonassessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or
otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable
securities Laws; or (ii) arising pursuant to the Charter
Documents of any non-wholly owned Subsidiary of Buyer.
Section 4.02 Capital Structure.
      (a) 	Capital Stock. The authorized capital stock of Buyer
consists of: (i) such number of shares of Buyer Common Stock; and
(ii) such number of shares of preferred stock, par value $0.0001 per share, of Buyer (the "Buyer Preferred Stock"), as are stated
in the Buyer Disclosure Letter. All of the outstanding shares of capital stock of Buyer are, and all shares of capital stock of
Buyer which may be issued as contemplated or permitted by this
Agreement, including the shares of Buyer Common Stock
constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Buyer owns any shares of Buyer Common Stock.
      Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.
      (a)	Authority. Buyer has all requisite corporate power and
authority to enter into and to perform its obligations under this
Agreement and to consummate the transactions contemplated by this
Agreement, subject to, in the case of the consummation of the
Merger, the need to obtain the affirmative vote or consent of a majority of the outstanding shares of the Buyer Common Stock to the Buyer Stock Issuance (the "Requisite Buyer Vote"). The
execution and delivery of this Agreement by Buyer and the
consummation by Buyer of the transactions contemplated by this
Agreement have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Buyer
Stock Issuance, and the other transactions contemplated by this
Agreement, subject only, in the case of consummation of the
Merger, to the need to obtain the Requisite Buyer Vote. This
Agreement has been duly executed and delivered by Buyer and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such
enforceability may be limited by bankruptcy, insolvency,
moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.
      (b)	Non-Contravention. The execution, delivery, and
performance of this Agreement by Buyer and the consummation by
Buyer of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Buyer ; (ii)
assuming that all of the Consents contemplated by clauses (i)
through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, subject to obtaining the Requisite Buyer Vote, conflict with or violate any Law
applicable to Buyer  or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Buyer's or any of its Subsidiaries'
loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Buyer or any of its
Subsidiaries is a party or otherwise bound as of the date hereof;
or (iv) result in the creation of a Lien (other than Permitted
Liens) on any of the properties or assets of Buyer or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities,
alterations, terminations, amendments, accelerations,
cancellations, or Liens that, or where the failure to obtain or make any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material
Adverse Effect.
      (c)	Governmental Consents. No Consent of any Governmental
Entity is required to be obtained or made by Buyer  in connection with the execution, delivery, and performance by Buyer of this
Agreement or the consummation by Buyer of the Merger, the Buyer
Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the
Secretary of State of the State of Delaware; (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Buyer Stock
Issuance, and the other transactions contemplated by this
Agreement; (iii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
      (d)	Board Approval.
      (i) 	The Buyer Board by resolutions duly adopted by a
unanimous action without a meeting, and not subsequently
rescinded or modified in any way, has (A) determined that
this Agreement and the transactions contemplated hereby,
including the Merger, and the Buyer Stock Issuance, upon the terms and subject to the conditions set forth herein, are
fair to, and in the best interests of, Buyer and the Buyer's stockholders, (B) approved and declared advisable this
Agreement, including the execution, delivery, and
performance thereof, and the
consummation of the transactions contemplated by this
Agreement, including the Merger and the Buyer Stock
Issuance, upon the terms and subject to the conditions set
forth herein, (C) directed that the Buyer Stock Issuance be
submitted to a vote of the Buyer's stockholders for adoption at the Buyer Stockholders Meeting, and (D) resolved to
recommend that Buyer's stockholders vote in favor of
approval of the Buyer Stock Issuance (collectively, the
"Buyer Board Recommendation").
      Section 4.04 Absence of Certain Changes or Events. Since the date of the Buyer Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the
transactions contemplated hereby, (a) the business of Buyer and each of its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) there has not been or occurred any
Buyer Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
      Section 4.05 Litigation. There is no Legal Action pending, or to the Knowledge of Buyer, threatened against Buyer or any of its
Subsidiaries or any of their respective properties or assets or, to the Knowledge of Buyer, any officer or director of Buyer or any of its Subsidiaries in their capacities as such other than any such Legal
Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Buyer Material
Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of Buyer or any of its Subsidiaries or any of their respective properties or assets is subject to any
Order, which would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
      Section 4.06 Brokers. Neither Buyer nor any of its Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.
      Section 4.07 Intended Tax Treatment. Neither Buyer nor any of its Subsidiaries has taken or agreed to take any action, and to the
Knowledge of Buyer there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
ARTICLE V COVENANTS
      Section 5.01 Notices of Certain Events. Subject to applicable
Law, the Company shall notify Buyer, and Buyer shall notify the
Company, promptly of: (a) any notice or other communication from any
Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c)
any Legal Action commenced, or to such party's Knowledge, threatened against, relating to, or involving or otherwise affecting such party of any of its Subsidiaries, which relate to the transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its
representations, warranties, or covenants contained herein, or (ii)
the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.01 or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in
ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.01 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
Section 5.02 Directors' and Officers' Indemnification.
      (a)	Indemnification. Buyer agree that all rights to
indemnification, advancement of expenses, and exculpation by the
Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an "Indemnified Party") as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.02(a) of the Company Disclosure Letter, shall be assumed by the Surviving
Corporation in the Merger, without further action, at the
Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a
period of six years from the Effective Time, the Surviving
Corporation shall, and Buyer shall cause the Surviving
Corporation to, cause the Charter Documents of the Surviving
Corporation to contain provisions with respect to
indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the
indemnification, advancement of expenses, and exculpation
provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.
      (b)	Assumption by Successors and Assigns; No Release or
Waiver. In the event Buyer, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger;
or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper
provision shall be made so that the successors and assigns of
Buyer or the
Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.02. The agreements and covenants contained herein shall not be deemed to be
exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise.
Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers,
directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.02 is not prior to, or in substitution for, any such claims under any such
policies.
Section 5.03 Reasonable Best Efforts.
      (a)	Governmental and Other Third-Party Approvals; Cooperation
and
Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this
Section 5.03), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as
reasonably practicable (and in any event no later than the End
Date), the Merger and the other transactions contemplated by this
Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and
notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any
Governmental Entities; (ii) the obtaining of all necessary
consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to
consummate the Merger and to fully carry out the purposes of this
Agreement. The Company and Buyer shall, subject to applicable
Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and
(iii) immediately above; and (B) supply the other with any
information that may be reasonably required in order to
effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity
regarding any of the transactions contemplated by this Agreement.
If the Company, on the one hand, or Buyer, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the
transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable
Governmental Entity, provide the other party's counsel with
advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.
      (b)	Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Buyer and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this
Agreement to the contrary, none of Buyer or its Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.
      Section 5.04 Anti-Takeover Statutes. If any "control share acquisition," "fair price," "moratorium," or other anti-takeover Law becomes or is deemed to be applicable to Buyer, the
Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Buyer and the Buyer Board on the other hand, shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.
Section 5.05 Certain Tax Matters.
      (a)	Opinions. Each of the Company and Buyer shall, and
shall cause each of its respective Subsidiaries to, use
reasonable best efforts to obtain and cooperate with each other to obtain tax opinions to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the
Code.
      (b)	Reorganization Efforts. Each of the Company and Buyer
shall (and the Company and Buyer shall cause their respective
Subsidiaries to) use its reasonable best efforts to cause the
Merger to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to
prevent or impede the Merger from qualifying, as a
"reorganization" within the meaning of Section 368(a) of the
Code.
      Section 5.06 Resignations. At the written request of Buyer, the Company shall cause each director of the Company or any director of any of the Company's Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.
      Section 5.07 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the
Company , any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company , any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the
Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE VI CONDITIONS
      Section 6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:
      (a)	Company Stockholder Approval. This Agreement will have
been duly adopted by the Requisite Company Vote.
      (b)	Buyer Stockholder Approval. The Buyer Stock Issuance
will have been approved by the Requisite Buyer Vote.
      (c)	The parties will have conducted a fairness hearing in
the state of Delaware satisfying the requirements of ?3(a)(10) of the Securities Act of 1933; or, at the election of the Buyer, will have ensured that the Buyer?s issue of the Merger
Consideration satisfies the requirements of S.E.C. Rule 504 or
506(c).
      (d)	The parties will have determined whether one or more
filings are necessary under Antitrust Laws, including the Hart-
Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"); and if
such filings are necessary, shall have filed such.
      (e)	No Injunctions, Restraints, or Illegality. No
Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any
Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Buyer Stock Issuance, or the other transactions contemplated by this Agreement.
      Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Buyer on or prior to the Closing of the following conditions:
      (a)	Representations and Warranties. (i) The representations
and warranties of the Company (other than in Section 3.01(a),
Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d),
and Section 3.07) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Company Material
Adverse Effect," "in all material respects," "in any material respect," "material," or "materially") as of the date of this
Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that
address matters only as of a particular date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company
Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 shall be true and
correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, in which case as of that date); and (iii) the representations and warranties
contained in Section 3.01(a), Section 3.03(a), Section 3.03(b),
Section 3.03(d), and Section 3.07 shall be true and correct in all respects as of the date of this Agreement and as of the
Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, in which case as of that date).
      (b)	Performance of Covenants. The Company shall have
performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.
      (c)	Company Material Adverse Effect. Since the date of this
Agreement, there shall not have been any Company Material Adverse
Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company
Material Adverse Effect.
      (d)	Officers Certificate. Buyer will have received a
certificate, signed by the chief executive officer or chief
financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section
6.02(c) hereof.
Section 6.03 Conditions to Obligation of the Company. The
obligation of the
Company to effect the Merger is also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the Company on or prior to the Closing of the following conditions:
      (a)	Approval by Special Independent Committee. The Merger is
expressly conditioned, from the outset, on the approval of that certain independent committee of the Company?s board of directors formed to evaluate the fairness of the Merger ("Special Committee"), after consultation with its advisors and counsel to the Special
Committee.
      (b)	Representations and Warranties. (i) The representations and
warranties of

Section
4.01(a)
,
Section
4.02
,
Section
4.03(a)
,
Section
4.03(b)
Section
4.04
,
Section
4.06
) set
forth
in


ARTICLE
IV

	Buyer (other than in 	,
	Section 4.03(d), 	of this Agreement
Section
4.01(a)
Section
4.06

shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Buyer Material Adverse Effect," "in all material respects," "in any material respect," "material," or "materially") as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have,
individually or in the aggregate, a Buyer Material Adverse
Effect; (ii) the representations and warranties of Buyer
contained in Section 4.02(a) will be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, in which case as of that date); and (iii)
the representations and warranties contained in , Section
4.03(a), Section 4.03(b), Section 4.03(d),  Section 4.04, and
shall be true and correct in all respects as of the date of this
Agreement and
as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, in which case as of that date).
      (c)	Performance of Covenants. Buyer shall have performed in
all material respects all obligations, and complied in all
material respects with the agreements and covenants, of this
Agreement required to be performed by or complied with by them at or prior to the Closing.
      (d)	Buyer Material Adverse Effect. Since the date of this
Agreement, there shall not have been any Buyer Material Adverse
Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Buyer
Material Adverse Effect.
      (e)	Officers Certificate. The Company will have received a
certificate, signed by an officer of Buyer, certifying as to the matters set forth in Section 6.03(a), Section 6.03(c), and
Section 6.03(d).
ARTICLE VII TERMINATION, AMENDMENT, AND WAIVER
      Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Buyer Vote) by the mutual written consent of Buyer and the Company.
      Section 7.02 Termination by Either Buyer or the Company. This Agreement may be terminated by either Buyer or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Buyer Vote):
      (a)	if the Merger has not been consummated on or before
January 2, 2027 (the "End Date");
      (b)	if any Governmental Entity of competent jurisdiction
shall have enacted, issued, promulgated, enforced, or entered any
Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Buyer
Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable;
      (c)	if this Agreement has been submitted to the
stockholders of the Company for adoption at a duly convened
Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or
      (d)	if the Buyer Stock Issuance has been submitted to the
stockholders of
Buyer for approval at a duly convened Buyer Stockholders Meeting and the Requisite
Buyer Vote shall not have been obtained at such meeting (unless such Buyer Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).
      Section 7.03 Termination by Buyer. This Agreement may be terminated by Buyer at any time prior to the Closing:
      (a)	if: a Company Adverse Recommendation Change shall have
occurred or the Company shall have approved or adopted, or
recommended the approval or adoption of, any Company Acquisition
Agreement; or
      (b)	if there shall have been a breach of any
representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or
Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if
capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Buyer to the Company or (ii) the End Date; provided further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Buyer is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in
Section 6.03(a) or Section 6.03(c) not to be satisfied.
      Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:
      (a)	if a Buyer Adverse Recommendation Change shall have
occurred or Buyer shall have approved or adopted, or recommended the approval or adoption of, any Buyer
Acquisition Agreement; or
      (b)	if there shall have been a breach of any
representation, warranty, covenant, or agreement on the part of
Buyer  set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(c), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End
Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Buyer and (ii) the End
Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder.
      Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE
VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to the other party or parties hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice. If this Agreement is properly and validly terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability or obligation on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party or parties hereto, except that this
Section 7.05 and ARTICLE VIII (and any related definitions contained in any such Sections or Article) shall survive termination of this Agreement and remain in full force and effect.
      Section 7.06 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Buyer Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval; and (b) following the receipt of the Requisite Buyer Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Buyer Common Stock without such approval.
      Section 7.07 Extension; Waiver. At any time prior to the Effective Time, Buyer, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or
(c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE VIII MISCELLANEOUS
      Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
      "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
"Agreement" has the meaning set forth in the Preamble.
      "Antitrust Laws" means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
"Associate" has the meaning set forth in Section 203(c)(2) of the
DGCL.
"Book-Entry Share" has the meaning set forth in Section 2.01(c).
      "Business Day" means any day, other than Saturday, Sunday, or any day on which SEC or banking institutions located in New York City are authorized or required by Law or other governmental action to close. "Cancelled Shares" has the meaning set forth in Section 2.01(a). "Certificate" has the meaning set forth in Section 2.01(c). "Certificate of Merger" has the meaning set forth in Section
1.03.
      "Charter Documents" means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
"Closing" has the meaning set forth in Section 1.02.
"Closing Date" has the meaning set forth in Section 1.02.
"Code" has the meaning set forth in the Recitals.
"Company" has the meaning set forth in the Preamble.
      "Company Adverse Recommendation Change" means the Company Board:
(a) withholding, withdrawing, amending, modifying, or materially qualifying, or publicly proposing to withhold, withdraw, amend, modify, or materially qualify, or failing to make, in each case in a manner adverse to Buyer, the Company Board Recommendation; (b) adopting, approving, endorsing, declaring advisable, or recommending, or publicly proposing to adopt, approve, endorse, declare advisable, or recommend, a Takeover Proposal; (c) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; or (d) failing to reaffirm
(publicly, if so requested by Buyer) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal.
"Company Board" has the meaning set forth in the Recitals.
"Company Board Recommendation" has the meaning set forth in
Section 3.03(d).
"Company Common Stock" has the meaning set forth in the Recitals.
      "Company Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Buyer concurrently with the execution of this Agreement.
      "Company Equity Award" means a Company Stock Option or a Company Restricted Share granted under one of the Company Stock Plans, as the case may be.
      "Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.
      "Company IT Systems" means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloudbased or other third-party service providers) by the Company or any of its Subsidiaries.
      "Company Material Adverse Effect" means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an "Effect") that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, pendency or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement, pendency, or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof,
(iv) acts of war, sabotage, terrorism, or military actions, or the escalation thereof; (v) natural disasters, weather conditions, epidemics, pandemics, disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company's securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Buyer's consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).
      "Company-Owned IP" means all Intellectual Property owned by the Company or any of its Subsidiaries.
"Company Preferred Stock" has the meaning set forth in Section
3.02(a).
      "Company Stockholders Meeting" means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.
"Company Subsidiary Securities" has the meaning set forth in Section
3.02(d).
"Consent" has the meaning set forth in Section 3.03(c).
"Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.
"DGCL" has the meaning set forth in the Recitals.
"Effect" has the meaning set forth in the definition of "Company
Material Adverse
Effect."
"Effective Time" has the meaning set forth in Section 1.03.
"End Date" has the meaning set forth in Section 7.02(a).
"Exchange Act" has the meaning set forth in Section 3.03(c).
"Exchange Agent" has the meaning set forth in Section 2.02(a). "Exchange Fund" has the meaning set forth in Section 2.02(a).
"Exchange Ratio" has the meaning set forth in Section 2.01(b).
      "Expenses" means, with respect to any Person, all reasonable and documented out-ofpocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of any required notices in connection with regulatory approvals, and all other matters related to the Merger, the Buyer Stock Issuance, and the other transactions contemplated by this Agreement.
"Governmental Entity" has the meaning set forth in Section
3.03(c).
      "Hazardous Substance" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or leadcontaining materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
"Indemnified Party" has the meaning set forth in Section 5.02(a).
      "Intellectual Property" means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world:
(a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and
(f) other intellectual property and related proprietary rights.
"IRS" means the United States Internal Revenue Service.
      "Knowledge" means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Letter; and (b) with respect to Buyer and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Buyer Disclosure Letter; in each case, after reasonable inquiry.
      "Laws" means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.
      "Legal Action" means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or similar legal proceedings conducted or heard by or before any Governmental Entity, arbitrator, mediator, or other tribunal.
      "Liability" means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).
      "Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.
      "Maximum Premium" has the meaning set forth in Error! Reference source not f ound..
"Merger" has the meaning set forth in Section 1.01.
"Merger Consideration" has the meaning set forth in Section
2.01(b).
"Merger Sub" has the meaning set forth in the Preamble.
"Merger Sub Board" has the meaning set forth in the Recitals.
      "MHPAEA" means the Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008, as amended.
"Order" has the meaning set forth in Section 3.06.
"Other Governmental Approvals" has the meaning set forth in
Section 3.03(c).
"Buyer" has the meaning set forth in the Preamble.
      "Buyer Adverse Recommendation Change" means the Buyer Board: (a) withholding, withdrawing, amending, modifying, or materially qualifying, or publicly proposing to withhold, withdraw, amend, modify, or materially qualify, or failing to make, in each case in a manner adverse to the Company, the Buyer Board Recommendation; (b) failing to include the Buyer Board Recommendation in the Joint Proxy Statement that is disseminated to the Buyer's stockholders; (c) adopting, approving, endorsing, declaring advisable, or recommending, or publicly proposing to adopt, approve, endorse, declare advisable, or recommend, a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Buyer Common Stock within ten Business Days after the commencement of such offer; or (e) failing to reaffirm (publicly, if so requested by the Company) the Buyer Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Buyer or the Person making such Takeover Proposal.
      "Buyer Balance Sheet" has the meaning set forth in Error! Reference source not f ound..
"Buyer Board" has the meaning set forth in the Recitals.
"Buyer Board Recommendation" has the meaning set forth in Section 4.03(d)(i). "Buyer Common Stock" has the meaning set forth in the Recitals.
      "Buyer Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement and delivered by Buyer to the Company concurrently with the execution of this Agreement.
      "Buyer Equity Award" means a Buyer Stock Option or a Buyer Restricted Share, as the case may be.
      "Buyer Material Adverse Effect" means any Effect that is, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition, or assets of Buyer and its Subsidiaries, taken as a whole; or (b) the ability of Buyer to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Buyer Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions, including any tariffs or trade wars; (ii) the execution and delivery, announcement, pendency, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement, pendency, or consummation of this Agreement ; (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) any outbreak or escalation of war or any act of terrorism, (v) natural disasters, weather conditions, epidemics, pandemics, disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which Buyer and its Subsidiaries operate; (vii) any failure, in and of itself, by Buyer to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Buyer Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Buyer's securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Buyer Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company's consent; provided further, however, that any Effect referred to in clauses (i), (iii),
(iv), (v), or (vi) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Buyer and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Buyer and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Buyer Material Adverse Effect has occurred). "Buyer Preferred Stock" has the meaning set forth in Section
4.02(a).
      "Buyer Stockholders Meeting" means the special meeting of the stockholders of Buyer to be held to consider the approval of the Buyer Stock Issuance.
"Buyer Stock Issuance" has the meaning set forth in the Recitals.
      "Permitted Liens" means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers'
compensation, unemployment insurance, social security, retirement, and similar legislation.
      "Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).
      "Representatives" means collectively, with respect to any Person, such Person's and such Person's Subsidiaries' directors, officers, Affiliates, employees, investment bankers, attorneys, accountants, consultants, brokers, or other agents, advisors, or authorized representative of such Person.
"Requisite Company Vote" has the meaning set forth in Section
3.03(a).
"Requisite Buyer Vote" has the meaning set forth in Section
4.03(a).
"SEC" has the meaning set forth in Section 3.03(c).
"Securities Act" has the meaning set forth in Section 3.03(c).
      "Subsidiary" of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. For the avoidance of doubt, Pluto11.11, Inc., a Delaware corporation, is a Subsidiary of the Company.
"Surviving Corporation" has the meaning set forth in Section
1.01.
      "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
      "Tax Returns" means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Treasury Regulations" means the Treasury regulations promulgated under the Code.
"Voting Debt" has the meaning set forth in Section 3.02(c).
Section 8.02 Interpretation; Construction.
      (a)	The headings herein are for convenience of reference
only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
Where a reference in this Agreement is made to a Section,
Exhibit, Article, or Schedule, such reference shall be to a
Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other
document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words "include," "includes,"
or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and the word
"or" is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing
extends, and does not simply mean "if." A reference in this
Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words "hereof," "herein," "hereby,"
"hereto," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to
"made available" or "provided to" (or words of similar import)
when referring to any document or information being made
available by the Company to Buyer  shall mean posted to the
electronic data room established in respect to the Merger at least two Business Days prior to the date of this Agreement.
      (b)	The parties have participated jointly in negotiating
and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no
presumption or burden of proof shall arise favoring or
disfavoring any party by virtue of the authorship of any
provision of this Agreement.
      Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive past 12 months after the Effective Time, except that breaches of the representations and warranties that constitute willful breach or fraud will invalidate the Agreement at any time in accordance with the DGCL. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective
Time.
      Section 8.04 Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
      Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in
Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such
Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND
AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT
IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT
CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER
PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT
OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D)
SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.
      Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.07):
      Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, and the Buyer Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Buyer Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Buyer Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, the Company Disclosure Letter and the Buyer Disclosure
Letter contain "facts ascertainable" as that term is used in Section 251(b) of the DGCL, and therefore do not form a part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
      Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, and (b) the rights of the Indemnified Parties as set forth in Section 5.02.
      Section 8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or
unenforceable, or incapable of being enforced under any applicable
Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this
Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
      Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Buyer, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Buyer in the case of Buyer), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
      Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 8.13 Specific Performance.
      (a)	The parties hereto agree that irreparable damage would
occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in
equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of
Buyer's 's obligation to consummate the Merger survive any
termination of this Agreement.
      (b)	Each party further agrees that: (i) no such party will
oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
      Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
[SIGNATURE PAGE FOLLOWS] ?
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
 	EI.VENTURES, INC.
 	By_____________________
Name: David Nikzad
Title: 2/13/26

ORTHOGONAL THINKER, INC.
 	By_____________________
	Name: 	Jason Hobson
	Title: 	Co-Founder and Chief Operating Officer



EI.VENTURES, INC. DISCLOSURE SCHEDULES
These Disclosure Schedules have been prepared in connection with the Agreement and Plan of
Merger (the "Agreement"), dated as of February 13, 2026, by and between Ei.Ventures, Inc., a
Delaware corporation (the "Company") and Orthogonal Thinker, Inc., a Delaware corporation
("Buyer") (each a "party" and together the "parties"), and constitutes the Company?s Disclosure Letter referred to in the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.
The representations and warranties of the Company in Article IV of the Agreement are made subject to the exceptions and qualifications set forth herein. These Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, separate representations or warranties of the Company.
The section numbers used herein refer to the Sections in the Agreement. Headings and subheadings have been inserted herein for convenience of reference only and shall not have the effect of amending or changing the express description hereof as set forth in the Agreement.
The inclusion of any information (including dollar amounts) in any section of these Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company that such information is required to be listed in such section or is material to or outside the ordinary course of the business of the Company, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Any such additional matters are set forth for informational purposes only and do not necessarily include (and shall not be deemed to include) other matters of a similar nature. The information contained in these Disclosure Schedules is disclosed solely for purposes of the Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of applicable law or breach of contract).
Any information disclosed in these Disclosure Schedules under any section number shall be deemed to be disclosed and incorporated in the Disclosure Schedules under any other section to the extent the relevance of such information to such other section would be reasonably apparent to a reader of such information.
Subject to applicable law, this information is disclosed in confidence for the purposes contemplated in the Agreement and is subject to the confidentiality provisions of the Agreement, dated as of February 13, 2026, between the Company and Buyer.

Article II
Section 2.07(b): The Specified Minority Shareholders of the
Company are the following:
?	Chester Watson
?	David Nikzad
?	Jason Hobson
?	Nathan Sumbot
?	Terrell A Broady Sr.


Article III
Section 3.02(a): The Capital Stock of the Company consists of:
100 million shares of Company
Common Stock, par value $0.0001 per share. As of this writing:
(A) 67,949,888 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); and (B) no shares of Company Common Stock were issued and held by the Company in its treasury.


Article V
Section 5.02(a): Only the following and no other contracts between the Company and its officers and directors provide for indemnification, advancement of expenses, and exculpation by the
Company:
?	Art. Sixth of the amended Certificate of Incorporation of
the Company, dated March 23, 2021
?	Art. XI, section 44 of the amended and restated Bylaws of
the Company, dated Feb. 2, 2021
Article VIII
Section 8.01: Only the following and no other individuals
possess such authority or such control with respect to the Company that any actual knowledge possessed by them is also attributed to the Company as a whole:
?	David Nikzad
?	Jason Hobson
ORTHOGONAL THINKER, INC. DISCLOSURE SCHEDULES
These Disclosure Schedules have been prepared in connection with the Agreement and Plan of
Merger (the "Agreement"), dated as of February 13, 2026, by and between Ei.Ventures, Inc., a
Delaware corporation (the "Company") and Orthogonal Thinker, Inc., a Delaware corporation ("Buyer") (each a "party" and together the "parties"), and constitutes Buyer?s Disclosure Letter referred to in the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.
The representations and warranties of Buyer in Article IV of the Agreement are made subject to the exceptions and qualifications set forth herein. These Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, separate representations or warranties of Buyer.
The section numbers used herein refer to the Sections in the Agreement. Headings and subheadings have been inserted herein for convenience of reference only and shall not have the effect of amending or changing the express description hereof as set forth in the Agreement.
The inclusion of any information (including dollar amounts) in any section of these Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Buyer that such information is required to be listed in such section or is material to or outside the ordinary course of the business of Buyer, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Any such additional matters are set forth for informational purposes only and do not necessarily include (and shall not be deemed to include) other matters of a similar nature. The information contained in these Disclosure Schedules is disclosed solely for purposes of the Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of applicable law or breach of contract).
Any information disclosed in these Disclosure Schedules under any section number shall be deemed to be disclosed and incorporated in the Disclosure Schedules under any other section to the extent the relevance of such information to such other section would be reasonably apparent to a reader of such information.
Subject to applicable law, this information is disclosed in confidence for the purposes contemplated in the Agreement and is subject to the confidentiality provisions of the Agreement, dated as of February 13, 2026, between Buyer and the Company.

Article II
Section 2.01(b): In light of Buyer?s capital structure as disclosed infra, the amount of common shares that constitute a 9.9% ownership share of Buyer is 938,203, as follows:

Description 	Shares
Orthogonal fully diluted shares
8,538,593
(pre-issuance) New shares to Ei minority
938,203
(9.90%) Orthogonal fully diluted shares
                          9,476,796 (post-issuance)

The Fair Market Value (FMV) most recently determined by the Board is $11.7128194 per share.
The Post-Issuance Valuation of Buyer is the FMV times 9,476,796 shares, namely $111 million.
The Merger Consideration is the FMV times 938,203 shares, namely
$10,989,002.30.

Section 2.02(a): The Exchange Agent is Buyer?s corporate
Secretary. No external transfer agent is used.


Article IV
Section 4.02(a): The Capital Stock of Buyer consists of: (i) 25 million shares of Buyer Common Stock, par value $0.0001 per share, of which 18 million shares are designated voting common stock, 2 million shares are designated non-voting common stock, and 5 million shares are not otherwise designated; and (ii) 2 million shares of preferred stock, par value $0.0001 per share, of which 300,000 shares are in a series designated Voting Preferred Stock, and 1,700,000 shares are in a series designated Non-Voting Preferred Stock, of Buyer (together, the "Buyer Preferred Stock" or "Seed Preferred Stock"). As of this writing:
(A) 6,531,666 shares of Buyer Common
Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Buyer
Common Stock were issued and held by Buyer in its treasury; (C) 257,040 shares of Voting
Preferred Stock were issued and outstanding; (D) 1,618,223 shares of Non-Voting Preferred Stock were issued and outstanding; and no shares of Buyer Preferred Stock were issued and held by Buyer in its treasury.


Article V
Section 5.02(a): Only the following and no other contracts between Buyer and its officers and directors provide for indemnification, advancement of expenses, and exculpation by
Buyer:
? Art. Sixth of the Certificate of Incorporation of the Buyer, dated December 20, 2016 ? Art. XI, section 44 of the Bylaws of the Buyer, dated Jan. 28, 2017


Article VIII
Section 8.01: Only the following and no other individuals
possess such authority or such control with respect to Buyer that any actual knowledge possessed by them is also attributed to Buyer as a whole:
?	David Nikzad
?	Jason Hobson


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